                                                                    EXHIBIT 99.2

                     FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20006

                                 FORM 10-QSB/A
                                   (Mark One)

   /X/     Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
                           For the quarterly period ended June 30, 1998
   / /     Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
           1934
                                For the transition period from to
                                   Commission File Number: n/a

                              ANTELOPE VALLEY BANK
----------------------------------------------------------------------

             (Exact name of registrant as specified in its charter)

                 CALIFORNIA                                     95-346-3755
---------------------------------------------  ---------------------------------------------
(State or other jurisdiction of incorporation     (I.R.S. Employer Identification Number)
              or organization)

    831 WEST LANCASTER BLVD, LANCASTER ,                           93534
                 CALIFORNIA
---------------------------------------------  ---------------------------------------------
  (Address of principal executive offices)                      (Zip Code)

       Registrant's telephone number, including area code: (805) 945-4511

--------------------------------------------------------------------------------

   (Former name, former address and former fiscal year, if changed since last report)

    Indicate by check mark whether the registrant (1) has filed all reports required to filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    The number of shares of Common Stock of the registrant outstanding as of April 28, 1998 was 767,342.

    Transitional Small Business Disclosure Format (check one): Yes / / No /X/

                               TABLE OF CONTENTS

PART I FINANCIAL INFORMATION

  ITEM 1. FINANCIAL STATEMENTS

  BALANCE SHEET
  JUNE 30, 1998 AND DECEMBER 31, 1997.................................................          3

  STATEMENT OF INCOME
  SIX MONTHS ENDED JUNE 30, 1998 AND 1997.............................................          4

  STATEMENT OF CASH FLOWS
  SIX MONTHS ENDED JUNE 30, 1998 AND 1997.............................................          5

  STATEMENT OF CHANGES IN STOCKHOLDER EQUITY
  SIX MONTHS ENDED JUNE 30, 1998 AND 1997.............................................          6

  NOTES TO FINANCIAL STATEMENTS.......................................................          7

  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................       8-13

PART II OTHER INFORMATION

  ITEM 1-5 (INAPPLICABLE).............................................................         13

  ITEM 6 EXHIBITS AND REPORTS ON FORM 8-K.............................................         13

                          ITEM 1--FINANCIAL STATEMENTS

                            THE ANTELOPE VALLEY BANK

                                 BALANCE SHEET

                                                                                  DECEMBER 31, 1997  JUNE 30, 1998
                                                                                  -----------------  -------------
                                                                                   (DOLLAR AMOUNTS IN THOUSANDS)
                                                      ASSETS
Cash and noninterest-earning deposits (minimum Federal Reserve balance at
  December 31, 1997 and 1996 was $3.3 and $1.4 million, respectively)...........     $    18,447      $    16,863
Federalfunds sold...............................................................           4,380           15,060
                                                                                        --------     -------------
  Cash and cash equivalents.....................................................          22,728           31,923
Time deposits from financial istitutions........................................           1,962            1,566
Securities available-for-sale fair value........................................          36,641           35,823
Loans...........................................................................         116,127          118,822
Premise and equipment-at cost, net of accumulated deprecaition and
  amortization..................................................................           2,527            2,786
Other real estate owned.........................................................              20               20
Other assets and accrued interest...............................................           9,555            9,976
                                                                                        --------     -------------
TOTAL ASSETS....................................................................     $   189,659      $   200,916
                                                                                        --------     -------------
                                                                                        --------     -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS
  Noninterest-bearing demand deposits...........................................     $    48,856      $    54,542
  Interest-bearing deposits
    NOW accounts................................................................          32,301           34,116
    Money market accounts.......................................................          21,221           21,977
    Savings.....................................................................          19,842           22,092
    Time deposits of $100,00 or more............................................           9,885            9,249
    Other time deposits.........................................................          35,762           36,149
                                                                                        --------     -------------
                                                                                         167,867          178,125
Other liabilities and accrued interest..........................................           2,112            2,177
                                                                                        --------     -------------
                                                                                         169,979          180,302
Commitments and contingencies...................................................               0                0
STOCKHOLDERS' EQUITY
  Common stock-authorized, 10,000,000 shares without par value; issued and
    outstanding, 767,342 shares.................................................           3,625            3,625
  Retained earnings.............................................................          15,935           16,796
  Accumulated other comprehensive income........................................             120              193
                                                                                        --------     -------------
                                                                                          19,680           20,614
                                                                                        --------     -------------
                                                                                     $   189,659      $   200,916
                                                                                        --------     -------------
                                                                                        --------     -------------

                            THE ANTELOPE VALLEY BANK

ENDING FISCAL QUARTER JUNE 30,1998 AND CORRESPONDING PERIOD OF PRECEDING FISCAL
                                  QUARTER 1997

                              STATEMENTS OF INCOME

                                                              FOR THE 6 MONTHS              FOR THE 3 MONTHS
                                                        ----------------------------  ----------------------------
                                                         ENDED JUNE     ENDED JUNE     ENDED JUNE     ENDED JUNE
                                                          30, 1998       30, 1997       30, 1998       30, 1997
                                                        -------------  -------------  -------------  -------------

                                                                      (DOLLAR AMOUNTS IN THOUSANDS)
INTEREST INCOME
Interest Income
  Loans...............................................    $   5,792      $   4,814      $   2,944      $   2,533
  Securities available for sale
    Taxable...........................................          616            821            271            526
    Nontaxable........................................          389            385            189            215
  Time deposits.......................................           48             88             22             47
  Federal funds sold..................................          291            232            188             60
                                                             ------         ------         ------         ------
                                                              7,136          6,340          3,614          3,381
Interest expense
  Time deposits of $100,000 or more...................          249            220            126            111
  Other deposits......................................        1,544          1,410            781            756
                                                             ------         ------         ------         ------
                                                              1,793          1,630            907            867
                                                             ------         ------         ------         ------
      Net interest income.............................        5,343          4,710          2,707          2,514
Provision for credit losses...........................          540            450            270            270
                                                             ------         ------         ------         ------
      Net interest income after provision for credit
        losses........................................        4,803          4,260          2,437          2,244
Noninterest income
  Service charges on deposit accounts.................        1,541          1,373            771            730
  Gain (loss) on sale of securities-net...............            0            (16)             0              0
  Other...............................................          541            712            298            350
                                                             ------         ------         ------         ------
                                                              2,082          2,069          1,069          1,080
                                                             ------         ------         ------         ------
Noninterest expense
  Salaries, wages and employee benefits...............        2,724          2,281          1,371          1,176
  Occupancy...........................................          262            278            133            136
  Premise and equipment...............................          247            238            129            124
  Other...............................................        2,510          2,342          1,344          1,243
                                                             ------         ------         ------         ------
                                                              5,743          5,139          2,977          2,679
                                                             ------         ------         ------         ------
      Earnings before income taxes....................        1,142          1,190            529            645
Income tax expense....................................          281            366            112            198
                                                             ------         ------         ------         ------
      NET EARNINGS....................................    $     861      $     824      $     417      $     447
                                                             ------         ------         ------         ------
                                                             ------         ------         ------         ------
Basic and diluted earning per share...................    $    1.12      $    1.07      $    0.54      $    0.58
                                                             ------         ------         ------         ------
                                                             ------         ------         ------         ------
  (dollar amounts as stated)

                            THE ANTELOPE VALLEY BANK

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        FOR THE SIX MONTHS ENDED
                                                                                      ----------------------------
                                                                                      JUNE 30, 1998  JUNE 30, 1997
                                                                                      -------------  -------------
CASH FLOWS,OPERATING ACTIVITIES
Net Earnings (Loss).................................................................   $       861    $       824
Reconcilement of net earnings to net cash from operations:
  Provision for credit losses.......................................................           540            450
  Provision for losses on other real estate owned...................................             0              0
  Depreciation and Amortization.....................................................           497            389
  Loss (Gain)on sale of premises and equipment......................................           (11)             0
  Loss(gain) on sales of other real estate owned....................................            11             (7)
  Net Change in Deferred Loan Fees..................................................           161            193
  Accretion of discounts on investment securities...................................            (4)            (9)
  Increase(decrease) unearned discount..............................................           117          1,721
  Loss(gain) on sales of securities transactions,net................................             0              0
  Deferred income taxes (benefit) expense...........................................            29           (242)
  Decrease (increase) in other assets...............................................          (673)          (424)
  Increase (decrease) in other liabilities..........................................            13            134
  Amortization of Goodwill..........................................................           223            145
                                                                                      -------------  -------------
      NET CASH PROVIDED BY OPERATING ACTIVITES......................................         1,764          3,174
CASH FLOWS, INVESTING ACTIVITIES
Purchase of available for sale securities...........................................   ($    8,128)   ($   29,813)
Proceeds from sales of available for sale securities................................             0         10,742
Proceeds from maturities of available for sale securities...........................         2,980          2,065
Proceeds from maturities of held to matuity securities..............................             0              0
Principal paydowns on investment securities.........................................         5,805          1,102
Decrease (increase) in time deposits due from financial institutions................           396           (197)
Decrease (increase) in loans, net...................................................        (3,592)       (17,414)
Purchase of premises, equipment, and real estate....................................          (455)          (258)
  Improvements on real estate owned.................................................             0              0
Proceeds from sale of equipment.....................................................             0              0
Proceeds from sale of real estate owned.............................................            68          1,412
Net cash received in purchase of Wells Fargo Bank branches..........................             0         28,388
                                                                                      -------------  -------------
      NET CASH USED BY INVESTING ACTIVITES..........................................        (2,926)        (3,973)
CASH FLOWS, FINANCING ACTIVITIES
  Increase(decrease) in deposits....................................................        10,258          1,723
  Cash dividends....................................................................             0              0
      NET CASH PROVIDED BY FINANCING ACTITIVES......................................        10,258          1,723
                                                                                      -------------  -------------
      INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............................         9,096            924
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......................................        22,827         17,552
                                                                                      -------------  -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD............................................   $    31,923    $    18,476
                                                                                      -------------  -------------
                                                                                      -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  INTEREST PAID.....................................................................   $     1,893    $     1,829
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  INCOME TAXES PAID.................................................................   $       310    $       269
                                                                                      -------------  -------------
                                                                                      -------------  -------------
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES:
  ACQUISITION OF REAL ESTATE IN SETTLEMENT OF LOANS.................................   $        79    $       100
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                            THE ANTELOPE VALLEY BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                                    ACCUMULATED
                                                      COMMON       COMPREHENSIVE       RETAINED
1998                                                  STOCK            INCOME          EARNINGS         TOTAL
                                                   ------------  ------------------  -------------  -------------
Balance as of January 1,1998.....................  $  3,625,000     $    120,000     $  15,935,000  $  19,680,000
Comprehensive Income
  Net Income.....................................                                          861,000        861,000
  Other Comprehensive Income, net of tax
    Unrealized gains on securities...............                         73,000                           73,000
                                                                                                    -------------
      Comprehensive income.......................                                                         934,000
Common stock issued..............................             0                                                 0
Dividends declared on common stock...............             0                                                 0
BALANCE AS OF JUNE 30, 1998......................  $  3,625,000     $    193,000     $  16,796,000  $  20,614,000
                                                   ------------       ----------     -------------  -------------
                                                   ------------       ----------     -------------  -------------

1997
Balance as of January 1,1997.....................  $  3,625,000     $     83,000     $  14,015,000  $  17,723,000

Comprehensive Income
  Net Income.....................................                                          824,000        824,000
  Other Comprehensive Income, net of tax
    Unrealized gains on securities...............                       (342,000)                        (342,000)
                                                                                                    -------------
      Comprehensive income.......................                                                         482,000
Common stock issued..............................             0                                                 0
Dividends declared on common stock...............             0                                                 0
BALANCE AS OF JUNE 30, 1997......................  $  3,625,000     ($   259,000)    $  14,839,000  $  18,205,000
                                                   ------------       ----------     -------------  -------------
                                                   ------------       ----------     -------------  -------------

                              ANTELOPE VALLEY BANK
                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED

1. The accompanying unaudited financial statements, which are for interim periods, do not include all disclosures provided in the annual financial statements. These unaudited financial statements should be read in conjunction with the financial statements and footnotes thereto contained in the Annual Report on Form 10-KSB for the year ended December 31, 1997 of Antelope Valley Bank (Bank). The December 31, 1997 balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

2. In the opinion of the Bank, the accompanying unaudited financial statements contain all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the financial statements. The results of operations for the six months and three months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

                            THE ANTELOPE VALLEY BANK

ITEM 2--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    INTRODUCTION

    Management's discussion and analysis of financial condition and results of operations are designed to provide a better understanding of the significant changes and trends related to the Bank's financial condition, including liquidity and capital resources, and the results of operations. The discussion should be read in conjunction with the financial reports herein.

                        ANALYSIS OF FINANCIAL CONDITION

CHANGES IN THE ASSET AND LIABILITY MIX

    The Bank experienced moderate asset growth of 6% in the first six months of 1998 due in large part to continued deposit growth as a result of major bank consolidation. With this additional liquidity base, the bank's loan portfolio grew approximately 2.3% in the first six months.

    Gross loans increased by $2.7 million or 2.3%. The greatest growth occurred in the consumer loan portfolio as a result of the bank's continued presence in indirect auto loans. In addition, real estate loans increased by 9.0% in the first six months of 1998.

    Security investments decreased by $.8 million or 2.2% from the year end which is a result of actual increased portfolio and cash flow pay downs from CMO instruments. Fed Funds Sold increased significantly to a level of $15 million, or $10.7 million higher than at year end. With a flat yield curve, management has been hesitant to invest in longer term securities which would not bring material value beyond rates associated with Fed Funds.

    Earning assets increased by $12.2 million or 7.6% from December 31, 1997 to June 30, 1998. At June 30, 1998, the loan to deposit ratio was 67.6% as compared to 70.1% at year end 1997. Earning assets as a percent of total assets were 85.2% and 83.9% at June 30, 1998 and December 31, 1997, respectively.

    Cash and non-interest earning deposits, including Federal Reserve Bank, were $16.8 million and $18.4 million at June 30, 1998 and December 31, 1997, respectively. These assets accounted for 8.4% and 9.7% of total assets at June 30, 1998 and December 31, 1997, respectively.

    Fixed assets at $2.8 million for June 30, 1998 shows an increase of $0.3 million or 10% from December 31, 1997. This difference is due to depreciation and minimal purchases net of the acquired fixed assets in the opening of the Quartz Hill Branch Office in June 1998.

    Net Other Real Estate Owned of $20,000 remained the same at June 30, 1998 and year end 1997. The amount includes two parcels of land. All properties are carried on the bank's balance sheet at the lower of market or book value.

    Non-interest bearing demand deposits as a percent of total deposits were 30.6% and 29.1% at June 30, 1998 and December 31, 1997, respectively.

    Interest bearing demand deposits (Now Accounts) increased $1.8 million or 5.6% from the period ending December 31, 1997. Deposits were $32.1 and $34.1 million at June 30, 1998 and December 31, 1997, respectively. These deposits accounted for 19.2% of total deposits at June 30, 1998 and December 31, 1997.

    Time deposits of $100,000 or more were $9.9 million and $9.2 million at December 31, 1997 and June 30, 1998 respectively. As a percent of total deposits, these were 5.9% and 5.2% respectively.

    Other time deposits were $36.1 million and $35.7 million at June 30, 1998 and December 31, 1997, respectively. As a percent of total deposits, these were 20.3% and 21.3% respectively.

    Insured Money Market Accounts had ending balances of $21.2 million and $22.0 million for December 31, 1997 and June 30, 1998 respectively. As a percent of total deposits, these were 12.6% and 12.3% respectively.

CAPITAL RESOURCES

    Asset growth must be regulated in relation to available capital. This relationship, most commonly measured by capital adequacy ratio (primary capital, adjusted for allowance for credit losses) is a determinant of a bank's leverage, and thus, growth potential.

    At June 30, 1998, the Bank's capital adequacy ratio was 8.53% as compared to 8.24% at December 31, 1997. The variance is a reflection of retained earnings net of asset growth.

    Risk-adjusted capital guidelines were issued by bank regulatory authorities early in 1989 which incorporate off-balance sheet exposures in the measurement of capital adequacy and place increased emphasis on common equity. The new rules require by year end 1992, Tier I capital of 4 percent of risk-based assets and combined Tier I and Tier II capital of 8 percent. Tier I capital generally consists of common stockholder's equity and perpetual preferred stock. less goodwill. Tier II capital is comprised of other elements, the only one which concerns this bank being credit loss reserves, subject to certain limitations. At June 30, 1998 and December 31, 1997, the bank's Tier I capital ratios under risk-adjusted capital guidelines is 11.8% and 11.4% respectively.

    At June 30, 1998, the bank reports total shareholder's equity of $20.6 million. This represents an increase of $.9 million which is the result of year-to-date earnings of $.8 million, and net FASB 115 adjustment of $.1 million.

LIQUIDITY

    The bank has an arranged line of credit with two of its correspondent banks to provide an alternative source of short term funds. It is management's policy to limit usage of the credit lines to cover any short term gaps between maturing investments and immediate cash needs. The bank did not use a line of credit during the first half of 1998.

                       ANALYSIS OF OPERATING PERFORMANCE

    Net income for the SIX months ending June 30, 1998 was $861,000, an increase of $37,000 or 4.5% over the same period in 1997. This is a factor of increased net interest income and increased net operating expense as a result of deposit growth.

    Net income for the THREE months ending June 30, 1998 is $417,000, a decrease of $30,000 or 7% over the same period in 1997.

NET INTEREST INCOME

    Net interest income for the SIX months ending June 30, 1998 is $5,343,000 as compared to $4,710,000 for the same period in 1997. This represents an increase of 13.4%. Total interest income increased by $796,000 and interest expense increased by $163,000 at June 30, 1998 as compared to the same period in 1997. A moderate increase in loans accounted for the majority of the interest income increase.

    Net interest income for the THREE months ending June 30, 1998 is $2,707,000 as compared to $2,514,000 for the same period in 1997. This represents an increase of 7.7%. Interest income increased by 6.5% while interest expense increased by only 4.4%.

    Interest income for the SIX months ending June 30, 1998 was $7,136,000 compared to $6,340,000 for the same period in 1997. This represents an increase of $796,000. All categories of interest income producing items show an increase, with the exception of US Government securities which had lower outstanding balances at June 1998. Indirect Consumer Auto loans account for the greatest increase in consumer loan interest income as a result of stepped-up measures to enhance that portfolio. Likewise, for the THREE months ending June 30, 1998, interest income is up $233,000 as compared to the same period in 1997.

    Interest expense was $1,793,000 for the SIX months ending June 30, 1998 as compared to $1,630,000 for the same period in 1997. This represents an increase of $163,000 or 10.0%. For the THREE months ending June 30, 1998, interest expense was $907,000 as compared to $867,000 for the same period in 1997, an increase of $40,000 or 4.4%.

PROVISION FOR CREDIT LOSSES

    The allowance for credit losses is reduced by net loan charge-offs and increased by the provision for loan losses charges to operating expenses. The allowance is reviewed quarterly. Additions to the reserve are based upon the bank's credit loss experience, anticipated loan growth and economic conditions.

    The provision for credit losses for the SIX months ending June 30, 1998 was $540,000 which compares to $450,000 for the same period in 1997. Loan losses net of recoveries charged to the allowance year-to-date 1998 was $489,000 as compared to $594,000 for the same period in 1997.

    The allowance for credit losses of $1,579,000 at June 30, 1998 is an increase of $352,000 over the same period in 1997. With the increase in the loan portfolio, management feels that this is an adequate reserve based on the quarterly loan loss reserve calculations.

    Management has addressed loan loss problems by having an independent loan review performed twice a year by an outside credit analysis company.

    Loans past due 90 days and still accruing are $195,000 and $860,000 at June 30, 1998 and June 30, 1997 respectively. The significant decrease is a factor of two real estate loans, both of which became current and remain so today. At this time, management feels that both loans are adequately secured and will result in no loss to the bank.

    Loans past due 30 to 89 days compared by the two periods of June 30, 1998 and 1997 are $506,000 and $909,000 respectively.

NON-INTEREST INCOME

    For the SIX months ending June 30, 1998, the non-interest income is $2,082,000 as compared to $2,069,000 for the same period in 1997. For the THREE months ending June 30, 1998 as compared to the same period in 1997, there was a slight decrease of $11,000. During the first three months of 1997, the bank owned a commercial property that had approximately $63,000 in gross rental income. This property was sold March 31, 1997.

NON-INTEREST EXPENSES

    Non-interest expense of $5,743,000 for the SIX months ending June 30, 1998 is a $594,000 increase over $5,139,000 for the same period in 1997. This category is representative of the following:

        SALARY/RELATED                UP               $443,000 OR 19% FROM 1997

       This is due mostly to the acquisition of the three branches and their related staff in February 1997 and increased salary continuation commitments for senior officers.

        OCCUPANCY                  DOWN                  $16,000 OR 6% FROM 1997

       This is a combination of reduced expense from the sale of an OREO property in March 1997, the addition of the three acquired branches in February 1997 and the opening of the new Quartz Hill branch in June 1998.

        OTHER NON-INTEREST

        EXPENSE                    UP                   $168,000 OR 7% FROM 1997

       This variance is a factor of increased operating expenses and amortization of Goodwill as a result of the three branch acquisition.

    For the THREE months ending June 30, 1998, non-interest expense increased by $298,000 from the same period in 1997. This variance is a factor of increased operating expenses and amortization of Goodwill as a result of the three branch acquisition.

GENERAL INFORMATION

    The period covered in this report has seen a surge in deposit activity along with moderate loan demand throughout our primary market area. Along with our acquisition of three Wells Fargo branches in 1997 and the opening of the new Quartz Hill branch office in June 1998, consolidation of major financial institutions continues to create new business opportunities for Antelope Valley Bank.

    During the first half of 1998, the Antelope Valley has experienced moderate growth in industrial and commercial based business. There is an effort in place to supply more industrial property to meet the need of interested parties looking to relocate. The Antelope Valley provides affordable housing and a ready work force for any new business. Real estate values are actually appreciating, albeit slight, for the first time since the early 1990's.

                           PART II OTHER INFORMATION

    All items of Part II other than item 6 below are either inapplicable or would be responded to in the negative.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

        (a) None.

        (b) No reports on Form 8-K have been filed during the period, and no events have occurred which would require one to be filed.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                THE ANTELOPE VALLEY BANK

Date: July 21, 1998
                                                                    -------------------------------------------
                                                                    Jack D. Seefus,
                                                                    President and
                                                                    Chief Executive Officer

Date: July 21, 1998                                                 /s/ MARGARET A. TORRES
                                                                    -------------------------------------------
                                                                    Margaret A. Torres,
                                                                    Executive Vice President and
                                                                    Chief Financial Officer